Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President and CEO
155 Inverness Drive West, Suite 200		James Ivey, CFO
Englewood, CO 80112-5000		Andy Schroeder, VP of Finance/Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MarkWest Energy Partners, L.P. Reports 2006 First Quarter Results

DENVER—May 3, 2006—MarkWest Energy Partners, L.P. (AMEX: MWE) today reported net income of $13.9 million for the three months ended March 31, 2006, compared to net income of $4.3 million for the first quarter of 2005.

On April 21, 2006, the board of directors of the general partner of MarkWest Energy Partners, L.P., declared the Partnership’s quarterly cash distribution of $0.87 per unit for the first quarter of 2006.  This is an increase of $0.05 per unit over the previous quarter distribution.  The first quarter distribution will be paid on May 15, 2006, to unitholders of record as of May 5, 2006.

As a Master Limited Partnership, cash distributions to limited partners are largely determined based on Distributable Cash Flow (DCF).  For the three months ended March 31, 2006, DCF was $23.6 million, compared to $12.3 million for the three months ended March 31, 2005.  A reconciliation of DCF to our most directly comparable GAAP financial measure, net income, is provided at the end of this press release.

The first quarter of 2006 compared to the same period in 2005 was characterized by improved results of operations at every business segment, with one exception (Michigan), and segment operating income increased by $17.4 million, growing from $13.1 million in the first quarter of 2005 to $30.5 million in the first quarter of 2006.

The change in net income in the first quarter of 2006 compared to the same period for 2005, was primarily attributable to:

•                  We completed the Javelina acquisition on November 1, 2005, and these assets contributed $9.5 million of segment operating income.

•                  The Carthage Gas Plant and NGL pipeline began operations in the first quarter and contributed $4.5 million to the East Texas segment operating income.  Gathering volumes increased on our Carthage, Appleby and Western Oklahoma systems in 2006 versus the comparable period in 2005.  Higher NGL prices had a positive effect on first quarter earnings for our Southwest Business Unit, as did the reversal of a $1.9 million accrued liability from a prior period.  In total, segment operating income for our Southwest Business unit increased by $6.9 million.

•                  For our Northeast Business unit, consisting of our Appalachia and Michigan segments, our combined segment operating income increased by $1.0 million, primarily due to increased prices for our Maytown NGLs and reduced trucking expenses related to the completion of repairs of our ALPs pipeline in late 2005.

•                  Selling, general and administrative expense increased by $3.7 million.  This is related to several factors including a $1.3 million increase in audit and audit-related fees in the first quarter of 2006 compared to the first quarter of 2005.  Labor and benefits costs also increased by $1.1 million due to increased staffing levels required to manage our acquisitions and new assets.  Non-cash compensation expense attributable to the Participation Plan and Phantom units increased by $0.1 million, from $1.2 million to $1.3 million. Finally, insurance premium costs increased by $0.7 million from the same period in 2005.

•                  We reported a mark-to-market loss of $0.3 million for our 2006/2007 derivative instruments, consistent with our previous announcements that we would not be adopting hedge accounting treatment for these items.   This is a non-cash adjustment, and as such does not affect distributable cash flow.   We also reported realized gains of $0.5 million for the quarter, and as a result derivative activity increased net income by $0.2 million compared to the prior year.

•                  The Starfish assets returned to partial service late in the fourth quarter of 2005.  For the first quarter 2006, we reported equity income of $0.9 million and accrued a partial insurance recovery of $1.8 million (included in miscellaneous income).

•                  Interest expense (including amortization of deferred financing costs, a component of interest expense) was $7.6 million higher in 2006 over 2005 respectively, attributable to higher debt levels associated with the Javelina and Starfish acquisitions and related financing activities.  In addition, we experienced an increase in interest rates during the first quarter.

“We are very pleased with the results of the first quarter,” said Frank Semple, President and CEO.  “The results reflect our continued strong execution and financial performance of our recent acquisitions and internal growth projects.  The first quarter results also demonstrate the impact of the completion and successful startup of our new state-of-the-art 200 MMcfd Carthage, Texas processing facilities, volume growth on our East Texas, Oklahoma and Appleby gathering systems as well as the continuing strong contribution from our Javelina acquisition.”

“Operational excellence continues to be a key part of our business philosophy and I am extremely pleased about the recently released EnergyPoint Customer Satisfaction Research Survey, which named MarkWest Energy Partners number one in natural gas midstream services.  The midstream industry is very competitive and this comprehensive survey, which included all our peers, is a clear indication that we have made significant progress towards our best of class objectives.  Outstanding service creates expansion opportunities and this is being reflected in our strong volume growth in Oklahoma and Texas.  We feel that the opportunities for additional internal growth projects, as well as quality acquisitions, will continue to develop during 2006 and beyond.”

The Partnership will host a conference call on Thursday, May 4, 2006, at 2:00 p.m. (MDT) to review its 2006 first quarter earnings.  Interested parties can participate in the call by dialing the following number approximately ten minutes prior to the scheduled start time:  (800) 257-7063.  A replay of the call will be available through May 11, 2006 by dialing (800) 405-2236 and entering the following passcode: 11059922#.  To access the webcast, please visit our website at www.markwest.com.

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MarkWest Energy Partners, L.P. is a publicly traded master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast and is the largest gas gatherer of natural gas in the prolific Carthage field in east Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  These forward-looking statements, which in many instances can be identified by words like “may,” “will,” “should,” “expects,” “plans,” “believes” and other comparable words, involve risks and uncertainties that affect our operations, financial performance and other factors, as discussed in our filings with the Securities and Exchange Commission.  You are urged to carefully review and consider the cautionary statements and other disclosures, including those under the heading “Risk Factors,” made in those filings.  Although we believe that the expectations reflected in the forward-looking statements, including those referring to future performance, growth, cash flow, or other factors, are reasonable, we can give no assurance that such expectations will prove to be correct.  Among the factors that could cause results to differ materially are those risks discussed in our Form S-1, as amended, and our Annual Report on Form 10-K, as filed with the SEC.

MarkWest Energy Partners, L.P.

Financial Statistics

(Unaudited,  in thousands)

	Three Months	Three Months
	Ended	Ended
	March 31, 2006	March 31, 2005
Statement of Operations Data
Revenues	$156,743	$89,637

Operating expenses:
Purchased product costs	100,797	60,785
Plant operating expenses and other expenses	13,994	9,331
Selling, general and administrative expenses	8,338	4,639
Depreciation	7,173	4,326
Amortization of intangible assets	4,016	2,095
Accretion of asset retirement obligation	25	10
Impairment	—	—
Total operating expenses	134,343	81,186

Income from operations	22,400	8,451

Other income (expense):
Interest income	220	67
Interest expense	(10,976)	(3,674)
Amortization of deferred financing costs	(808)	(475)
Earnings from unconsolidated affiliates	945	—
Miscellaneous income (expense)	2,092	(104)

Net income	$13,873	$4,265

General partners’ interest in net income (loss)	828	(81)
Limited partners’ interest in net income	$13,045	$4,346
Basic net income per limited partner unit	1.01	0.41
Diluted net income per limited partner unit	1.01	0.41
Weighted average units outstanding:
Basic	12,873	10,642
Diluted	12,922	10,673

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$41,035	$17,522
Investing activities	$(15,510)	$(57,556)
Financing activities	$(18,807)	$30,995

Other Financial Data
Distributable cash flow	$23,638	$12,327

Balance Sheet Data	March 31, 2006	December 31, 2005
Working capital	$(1,098)	$11,944
Total assets	$1,019,322	$1,046,093
Total debt	$592,500	$604,000
Partners’ capital	$310,163	$307,175
Total debt to book capitalization	66%	66%

MarkWest Energy Partners, L.P.

Operating Statistics

	Three Months Ended March 31,
	2006	2005
Operating Data:
Southwest:
East Texas
Gathering systems throughput (Mcf/d)	346,000	287,000
NGL product sales (gallons)	35,436,000	27,612,000

Oklahoma
Foss Lake gathering systems throughput (Mcf/d)	87,600	67,000
Arapaho NGL product sales (gallons)	18,417,000	15,217,000

Other
Appleby gathering systems throughput (Mcf/d)	33,500	28,000
Other gathering systems throughput (Mcf/d)	19,100	17,000
Lateral throughput volumes (Mcf/d)	49,700	52,000

Northeast:
Appalachia
Natural gas processed for a fee (Mcf/d)	205,000	210,000
NGLs fractionated for a fee (Gal/day)	449,000	462,000
NGL product sales (gallons)	10,482,000	10,765,000

Michigan
Natural gas processed for a fee (Mcf/d)	6,300	6,900
NGL product sales (gallons)	1,449,000	1,563,000
Crude oil transported for a fee (Bbl/d)	14,000	14,100

Gulf Coast:
Natural gas processed for a fee (Mcf/d)	120,000	NA
NGLs fractionated for a fee (Gal/day)	820,000	NA

MarkWest Energy Partners, L.P.

Segment Operating Income and Reconciliation to Net Income

(in thousands)

	East Texas	Oklahoma	Other Southwest	Appalachia	Michigan	Javelina	Total
Three months ended March 31, 2006
Revenue	$32,488	$62,268	$25,460	$18,134	$3,197	$14,956	$156,503

Segment operating expenses:
Purchased product costs	13,168	55,325	21,423	10,110	771	—	100,797
Facility expenses	3,674	2,079	1,351	3,341	1,603	1,946	13,994
Depreciation, amortization, impairment and accretion	3,895	718	1,024	843	1,174	3,560	11,214
Total segment operating expenses	20,737	58,122	23,798	14,294	3,548	5,506	126,005

Segment operating income	$11,751	$4,146	$1,662	$3,840	$(351)	$9,450	$30,498

Three Months Ended March 31, 2005
Revenue	$14,727	$37,257	$18,155	$16,343	$3,155	$—	$89,637

Segment operating expenses:
Purchased product costs	3,597	32,476	14,726	9,253	733	—	60,785
Facility expenses	2,335	927	1,008	3,756	1,305	—	9,331
Depreciation, amortization, impairment and accretion	3,081	526	852	817	1,155	—	6,431
Total segment operating expenses	9,013	33,929	16,586	13,826	3,193	—	76,547

Segment operating income	$5,714	$3,328	$1,569	$2,517	$(38)	$—	$13,090

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
Reconciliation of Segment Operating Income to Net Income (Loss)
Total segment operating income	$30,498	$13,090
Derivatives not allocated to segments	240	—
Selling, general and administrative expenses	(8,338)	(4,639)
Income from operations	22,400	8,451

Earnings from unconsolidated affiliates	945	—
Interest income	220	67
Interest expense	(10,976)	(3,674)
Amortization of deferred financing costs	(808)	(475)
Miscellaneous income (expense)	2,092	(104)
Net income (loss)	$13,873	$4,265

Mark West Energy Partners, L.P.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(in thousands)

	Three Months	Three Months
	Ended	Ended
	March 31, 2006	March 31, 2005

Net income (loss)	$13,873	$4,265
Depreciation, amortization and accretion	11,214	6,431
Amortization of deferred financing costs	808	475
Non-cash earnings from unconsolidated affiliates	(945)	—
Contributions to unconsolidated affiliates	(2,377)	—
Non-cash compensation expense	1,429	1,236
Non-cash derivative activity	299	—
Other	—	(65)
Gain on sale of property, plant and equipment	(286)	—
Sustaining capital expenditures	(377)	(15)
Distributable cash flow (b)	$23,638	$12,327

Sustaining capital expenditures	377	15
Expansion capital expenditures	12,783	15,864
Total capital expenditures	$13,160	$15,879

Distributable cash flow (b)	$23,638	$12,327
Contributions to unconsolidated subsidiaries	2,377	—
Sustaining capital expenditures	377	15
Increase in receivables	30,405	10,792
Increase (decrease) in receivables from affiliates	3,958	1,783
(Increase) decrease in inventories	(1,963)	(69)
(Increase) decrease in other current assets	(195)	143
Increase in accounts payable, accrued liabilities and other liabilities	(16,866)	(5,973)
Increase (decrease) in payables to affiliates	(696)	(1,496)
Net cash provided by operating activities	$41,035	$17,522